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                                                                  EXHIBIT 99

                                   KEVLIN
                                 Corporation
                               5 Cornell Place
                            Wilmington, MA 01887

                            FOR IMMEDIATE RELEASE
                           -----------------------

         KEVLIN CORPORATION ENTERS INTO AGREEMENT AND PLAN OF MERGER

                     WITH CHELTON COMMUNICATION SYSTEMS


Wilmington, MA -- December 8, 1995 -- Kevlin Corporation (Nasdaq
National Market: KVLM) announced today that it has entered into an Agreement and Plan of Merger with Chelton Communication Systems, Inc. ("CCSI") relating to the acquisition of Kevlin by CCSI. Kevlin previously announced signing a letter of intent for this transaction. The acquisition will be accomplished by the merger of a wholly-owned subsidiary of CCSI into Kevlin, with Kevlin being the surviving corporation.


Each share of Kevlin Common Stock outstanding at the time of the merger will be converted into the right to receive $4.54 in cash, which reflects a renegotiation of the $4.68 price provided in the letter of intent. The merger is subject to the approval of the Kevlin stockholders and certain other conditions. It is expected that a special meeting of the stockholders of Kevlin and the closing of the merger will occur around the end of January 1996.

Kevlin Corporation is a leading supplier of microwave rotary couplers, high frequency connectors, slip ring components and cellular communication modules to the major manufacturers of modern radar and communications systems.

Chelton Communication Systems, Inc. is part of the Chelton Group of companies who are major suppliers to the world's aviation and communication markets of antennas, navigation systems and associated components for use in microwave communication and radar applications. Chelton Communication Systems, Inc. is ultimately a wholly-owned U.S. subsidiary of Cobham, plc, a U.K. company quoted on The London Stock Exchange.


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CONTACT:                            -OR-                KVLM'S INVESTOR
                                                        RELATIONS COUNSEL:
Kevlin Corporation                                      The Equity Group Inc.
John J. Moran, President                                Linda Latman
D. Wayne Peters, VP, CFO & Treasurer                    (212) 836-9609
(508) 657-3900

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Agreement and Plan of Merger                                            Page  37
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